Exhibit 10.10

FORM OF TRADEMARK AND COPYRIGHT LICENSE AGREEMENT

THIS TRADEMARK AND COPYRIGHT LICENSE AGREEMENT (the “Agreement”) is made effective as of [—] (the “Effective Date”), by and between Pfizer Inc., a Delaware corporation having its principal place of business at 235 E. 42nd Street, New York, New York 10017 (“Pfizer”) and Zoetis Inc., a Delaware corporation having its principal place of business at 235 E. 42nd Street, New York, New York 10017 (the “Company”). Pfizer and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Pfizer and its applicable Affiliates own the trade names, trademarks and service marks listed in Schedule 1.1(c) and copyrights in certain policies and guidelines;

WHEREAS, as part of the Plan of Reorganization, Pfizer and its applicable Affiliates licensed the Company and its applicable Affiliates rights to the Licensed Marks and the Licensed Copyrighted Works (each, as defined herein); and

WHEREAS, the Parties now seek to confirm the terms of those license grants and grant any additional license grants, as specified in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

1.1	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Global Separation Agreement. For the purpose of this Agreement, the following terms shall have the following meanings:

“Applicable Laws” means all applicable laws, statutes, rules, regulations, and guidelines, including all applicable standards or guidelines promulgated by any applicable Governmental Authority.

“Company Business” means the business of discovery, research, development, manufacturing, formulation, licensing, marketing, distribution of, and leasing and/or selling of products, including pharmaceuticals (including pesticides), nutritionals, crop pesticides and biologicals (including vaccines, biologics, antibodies, hormones, large molecule therapeutics, proteins and peptides), diagnostic products, biodevices, genetic tests and services solely to the extent applicable to non-human animals for the Company Field, in each case, as conducted as of the Effective Date, but excluding all of the other products, services or businesses of Pfizer or any of its Affiliates, including Pfizer’s human pharmaceutical, consumer health and nutrition businesses.

“Company Field” means the diagnosis, prevention, palliation, or treatment of any disease, disorder, syndrome, or condition (including pest infestation) in non-human animals solely for non-human animals (and not, for clarity, humans) and the use of pesticides on crops. For clarity, the Company Field (a) excludes uses in non-human animals for the research, development, manufacture or commercialization of any products to diagnose, prevent, palliate, or treat any disease, disorder, syndrome or condition in humans and (b) includes the treatment of non-human animals that may indirectly impact the health of humans, including uses for food safety and/or environmental vector-borne disease control where such disease control may impact both non-human animals and humans.

“Company Licensee” means, with respect to a Pfizer Licensor, that member of the Company Group that is set forth on Schedule 1.1(a).

“Confidential Information” has the meaning set forth in Section 5.1.

“Control” and “Controlled” means with respect to any Trademarks, possession by a Party or its Affiliates of the right, whether directly or indirectly, to grant the right to use, or to grant a license or a sublicense under, such Trademarks as provided for herein, without violating the terms of any agreement with a Third Party. For clarity, if a Party or its Affiliates can only grant a license, sublicense, or provide rights of limited scope, for a specific purpose or under certain conditions (including as a result of any Third Party Agreement), “Control” or “Controlled” shall be construed to so limit such license or sublicense.

“Controlling Party” has the meaning set forth in Section 9.2.4.

“Disclosing Party” has the meaning set forth in Section 5.1.

“Global Separation Agreement” means that certain Global Separation Agreement by and between Pfizer and the Company, dated on or about the date hereof.

“Governmental Authority” means any nation or government, any state, municipality, or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal, or other instrumentality, whether federal, state, local, regional, domestic, foreign, or multinational, exercising executive, legislative, judicial, regulatory, administrative, or other similar functions of, or pertaining to, government and any executive official thereof.

“Indemnifying Party” has the meaning set forth in Section 7.3.1.

“Indemnitees” has the meaning set forth in Section 7.1.

“Indemnity Payment” has the meaning set forth in Section 7.3.1.

“LE Date” means, with respect to each Pfizer Licensor, those dates set forth on Schedule 1.1(b).

“Licensed Copyrighted Works” means all policies and guidelines that are necessary to conduct the Company Business as currently conducted and any derivative works created by or on behalf of the Company, excluding any (a) patents, (b) know-how and (c) polices and guidelines related to researching, developing, manufacturing and commercializing products in the Company Field.

“Licensed Marks” means the Trademarks set forth on Schedule 1.1(c) to the extent Controlled by the applicable Pfizer Licensor.

“Materials” has the meaning set forth in Section 3.4.

“Non-Controlling Party” has the meaning set forth in Section 9.2.5.

“Pfizer Licensor” means the members of the Pfizer Group set forth on Schedule 1.1(a).

“Prosecution Activities” has the meaning set forth in Section 9.1.1.

“Receiving Party” has the meaning set forth in Section 5.1.

“Requesting Party” has the meaning set forth in Section 4.3.

“Sublicensee” has the meaning set forth in Section 2.3.

“Surviving Provisions” has the meaning set forth in Section 10.4.

“Territory” means worldwide.

“Third Party” means a Person other than a Party or an Affiliate of a Party.

“Third Party Agreements” means, with respect to a Licensed Mark, any agreements with Third Parties to which the Licensed Marks are subject, including the agreements pursuant to which such Pfizer Licensor (a) is being licensed, sublicensed or granted other rights to the Licensed Marks from a Third Party or (b) is licensing, sublicensing or granting other rights to the Licensed Marks to a Third Party (excluding, in each of the foregoing (a) and (b), the Manufacturing and Supply Agreements). The Third Party Agreements include the agreements set forth on Schedule 1.1(d).

“Third Party Claim” has the meaning set forth in Section 7.4.1.

“Third Party Infringement” has the meaning set forth in Section 9.2.1.

2. LICENSE GRANT

2.1	License.

2.1.1

License to Licensed Marks. Subject to the terms and conditions of this Agreement, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensees an exclusive, royalty-free, perpetual, fully paid-up license to use the applicable Licensed Marks in the Territory (a) in the same manner as immediately prior to the Effective Date and (b) in connection with any modifications or line extensions of any products with which the Licensed Marks were used immediately prior to the Effective Date (provided that the applicable Company Licensee provides the applicable Pfizer Licensor with at least sixty (60) days prior written notice with respect to any such use).

2.1.2	Limitations. Notwithstanding anything to the contrary herein, the Company Licensees shall not (a) register domain names that incorporate the Licensed Marks or use the Licensed Marks in the address of any social media (e.g., Facebook, Twitter) or similar or successor media or (b) use the Licensed Marks in any trade name, corporate name or “doing business as” name.

2.1.3	License to the Licensed Copyrighted Works. Subject to the terms and conditions of this Agreement and Section 5.03 of the Global Separation Agreement, Pfizer hereby grants, and shall cause each Pfizer Licensor to grant, to the applicable Company Licensees a non-exclusive, royalty-free, perpetual, fully paid-up license to use, copy and distribute to such Company Licensee and its Affiliates the Licensed Copyrighted Works in the Territory solely to the extent necessary for the Company Licensees and their Affiliates to conduct the Company Business.

2.2	Third Party Agreements. The license granted under Section 2.1 shall also include sublicenses of the Licensed Marks licensed to the applicable Pfizer Licensor by a Third Party prior to the applicable LE Date. The Company Licensees hereby acknowledge and agree that the Licensed Marks and the Licensed Copyrighted Works may be subject to the Third Party Agreements and, accordingly, all of the terms of this Agreement shall be subject to such agreements. To the extent that a Company Licensee is granted rights to any such Licensed Marks or Licensed Copyright Works, such Company Licensee shall comply with the Third Party Agreements related thereto. If any Pfizer Licensor’s ability to grant any rights to any Company Licensees requires first satisfying any preconditions, including obtaining any Consent, the Parties shall reasonably cooperate to satisfy such preconditions; provided that the Pfizer Licensors and their Affiliates shall not be obligated to breach any applicable agreement or to offer to pay, or pay, any money or offer to incur, or incur, any non-monetary obligations to satisfy any such preconditions unless the applicable Company Licensee first agrees in a writing reasonably acceptable to the applicable Pfizer Licensor to pay such consideration and undertake all such obligations on the applicable Pfizer Licensor’s behalf.

2.3

Sublicenses. Subject to the terms hereof, each Company Licensee may sublicense its license to (a) the Licensed Marks and Licensed Copyrighted Works to its Affiliates and (b) the Licensed Marks to Third Parties with the applicable Pfizer Licensor’s prior written consent (not to be unreasonably withheld or delayed) (each permitted sublicensee, a “Sublicensee”); provided that such consent shall not be required with respect to sublicenses granted to such Company Licensee’s customers and distributors in the ordinary course of business. Each Sublicensee that is a Third Party shall enter into a written sublicense agreement with the applicable Company Licensee that is subject to the terms of this Agreement. Granting a sublicense to a Sublicensee shall not relieve any

Company Licensee of any of its obligations hereunder and each Company Licensee shall remain responsible and liable for Sublicensees’ compliance with the terms of this Agreement. Sublicensees may not grant further sublicenses. For clarity, any sublicense granted pursuant to this Section shall be subject to the terms and conditions of any applicable agreements with any Third Parties.

2.4	No Modifications to the Licensed Marks. The Company Licensees shall not, without the prior written consent of the applicable Pfizer Licensor, (a) change, modify, or create any variation of the Licensed Marks, including by combining a Licensed Mark with a prefix or suffix or modifying any word or term therein or (b) conjoin any Trademark, word or term with a Licensed Mark so as to form a composite or combined Trademark.

2.5	Pfizer Licensors and Company Licensees. To the extent this Agreement sets forth any obligations of any Pfizer Licensor or any Company Licensee, Pfizer and the Company, respectively, shall cause the applicable Pfizer Licensor and Company Licensee to comply with such obligations. Pfizer shall remain responsible and liable for each of the Pfizer Licensor’s, and the Company shall remain responsible and liable for each of the Company Licensee’s, compliance with all of the terms of this Agreement.

2.6	No Implied Licenses. Pfizer reserves its and its Affiliates’ (including all other Pfizer Licensors’) rights in, to and under all Intellectual Property that is not expressly licensed hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not and shall not be construed to confer any rights upon any Company Licensees or any of their Affiliates by implication, estoppel, or otherwise as to any of Pfizer Licensors’ or its Affiliates’ Trademarks, Copyrights or other Intellectual Property, except as otherwise expressly set forth herein.

3. QUALITY CONTROL

3.1	Quality Control. Each Company Licensee shall ensure that the quality of products and services provided by such Company Licensee and its Sublicensees under the Licensed Marks will be at least equal to the quality of products and services provided under such Licensed Marks immediately prior to the Effective Date and such products and services comply with all Applicable Laws. Each Pfizer Licensor shall have the right to review and exercise quality control over the applicable Company Licensee’s and its Sublicensees’ use of the Licensed Marks as reasonably necessary or desirable (as determined by the Pfizer Licensor in the Pfizer Licensor’s sole discretion) to maintain the validity and enforceability of the Licensed Marks and protect the goodwill associated therewith.

3.2	No Adverse Action. The Company Licensees shall not take any action that might dilute, tarnish, disparage, or reflect adversely on any Pfizer Licensor, its Affiliates or any Licensed Marks or diminish the value or goodwill associated therewith. Without limiting the foregoing, each Company Licensee shall use the applicable Licensed Marks and Licensed Copyrighted Works in accordance with sound trademark, trade name and copyright usage principles and in accordance with all Applicable Laws (including laws relating to maintaining the validity and enforceability of the Licensed Marks and Licensed Copyrighted Works).

3.3	No Affiliation. Except as otherwise expressly permitted under the Global Separation Agreement, the Company Licensees shall not, and shall cause their Affiliates and Sublicensees to not, expressly or by implication, do business as or represent themselves as any of the Pfizer Licensors or its Affiliates, and shall ensure that there is no confusion that any Company Licensee, its Affiliates or its Sublicensees are affiliated with any Pfizer Licensor or any of its Affiliates and, if any such confusion occurs, shall promptly remediate the same.

3.4	Materials. Subject to the Global Separation Agreement, each Company Licensee shall be permitted to use the Licensed Marks on packaging, labeling, advertising, promotional materials, periodicals, samples of products and any other publicly disseminated or accessible materials (whether printed, electronic, or otherwise) bearing, referencing, or offered under the applicable Licensed Marks (collectively, the “Materials”) disseminated immediately prior to the Effective Date. Each Company Licensee shall provide to the applicable Pfizer Licensor representative samples of any proposed changes or modifications to the Materials (other than immaterial changes or modifications or the removal and replacement of the Retained Names), or any new Materials, reasonably prior to initial public dissemination of such Materials, and such Company Licensee shall not use or disseminate any such Materials without such Pfizer Licensor’s prior written consent (which Pfizer may withhold in its sole discretion).

3.5	Notices and Legends. As reasonably requested by the applicable Pfizer Licensor, each Company Licensee shall, and shall cause its Sublicensees to, use commercially reasonable efforts to mark in a manner that is visible to the public, use of the Licensed Marks (or, if a Licensed Mark is used multiple times in any Materials, the first prominent use of such Licensed Mark) and the Licensed Copyrighted Works.

4. OWNERSHIP; RECORDATION

4.1	Ownership.

4.1.1	Ownership of Licensed Marks and Licensed Copyrighted Works. As between the Parties, the Company, on behalf of itself and the other Company Licensees, acknowledges and agrees that (a) the Pfizer Licensors or their Affiliates own the Licensed Marks and all rights therein and goodwill pertaining thereto and the Licensed Copyrighted Works including, for clarity, all derivative works based thereon and (b) each Company Licensee’s and its Sublicensees’ use of the Licensed Marks and any and all goodwill generated thereby or associated therewith, and the Licensed Copyrighted Works, shall inure solely to the applicable Pfizer Licensor’s and its applicable Affiliates’ benefit.

4.1.2

Assignment. In the event that any Company Licensee, or any of its Affiliates or Sublicensees, has been assigned or otherwise obtains or has ownership of any Licensed Marks or Licensed Copyrighted Works in contravention of Section 4.1.1, the applicable Company Licensee hereby assigns, and shall cause its Affiliates and Sublicensees (as applicable) to assign, to the applicable Pfizer Licensor its entire right, title, and interest in, to, and under such Licensed Marks or Licensed

Copyrighted Works (as applicable) and hereby waives, and shall cause its Affiliates and Sublicensees to waive, any ownership interest in the foregoing if such assignment does not take effect immediately for any reason. Each Company Licensee shall, and shall cause its applicable Affiliates and Sublicensees to, execute any and all assignments and other documents necessary to perfect or record the applicable Pfizer Licensor’s (or if specified by such Pfizer Licensor, its Affiliate’s) right, title, and interest in, to, and under such Licensed Marks or Licensed Copyrighted Works (as applicable) or to register the applicable Pfizer Licensor (or if specified by such Pfizer Licensor, its Affiliate) as the exclusive owner of any applicable registrable rights.

4.2	No Confusion or Registration. Without limiting Section 4.1, the Company Licensees and their Affiliates shall not (a) seek to register anywhere in the world (including the Territory) any Licensed Mark or Trademark that is confusingly similar to any Licensed Mark, (b) use any Trademark confusingly similar to, or a variation of, the Licensed Marks anywhere in the Territory, (c) directly or indirectly challenge the ownership or other rights of any of the Pfizer Licensors or their Affiliates in or to any Licensed Marks or the Licensed Copyrighted Works or the validity or enforceability thereof or (d) contest that the Company Licensees’ rights under this Agreement are those of a licensee to use the Licensed Marks and the Licensed Copyrighted Works, as and to the extent expressly set forth herein.

4.3	Recordings. If any Pfizer Licensor or Company Licensee (the “Requesting Party”) deems recordation of this Agreement with any Governmental Authorities to be necessary, such Pfizer Licensor or Company Licensee, as the case may be, shall reasonably cooperate with such Requesting Party, at the Requesting Party’s cost and expense, in connection therewith and in the renewal of any such recordations. The Parties shall provide assistance and information to each other as reasonably necessary to accomplish such recordation.

5. CONFIDENTIALITY

5.1	Definition. “Confidential Information” shall mean all trade secrets and other confidential or proprietary information (including any Licensed Copyrighted Works that contain any trade secrets or other confidential or proprietary information) furnished by one Party or any of its Affiliates (including, with respect to Pfizer, the Pfizer Licensors and their Affiliates and, with respect to the Company, the Company Licensees and their Affiliates) or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Disclosing Party”) to the other Party, any of its Affiliates (including, for clarity, with respect to Pfizer, the Pfizer Licensors and, with respect to the Company, the Company Licensees) or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Receiving Party”) in connection with this Agreement, whether disclosed or provided prior to or after the Effective Date and whether provided orally, visually, electronically, or in writing. Notwithstanding the foregoing, Confidential Information, with respect to a Disclosing Party, shall not include:

5.1.1	information that is or becomes publicly known through no breach of this Agreement by the Receiving Party or any of its Affiliates, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives;

5.1.2	information that was independently developed following the Effective Date by employees or agents of the Receiving Party or any of its Affiliates, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who have not accessed or otherwise received the applicable Confidential Information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party or any of its Affiliates; and

5.1.3	information that becomes available to the Receiving Party or its Affiliates following the Effective Date on a non-confidential basis from a Third Party who is not bound directly or indirectly by a duty of confidentiality to the Disclosing Party;

provided that, in each of the foregoing Sections 5.1.1 through 5.1.3, such information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge that is publicly known or in the Receiving Party’s possession, and no combination of features shall be deemed to be within the foregoing exceptions merely because individual features are publicly known or in the Receiving Party’s possession, unless the particular combination itself and its principle of operations are in the public domain or in the Receiving Party’s possession without the use of or access to Confidential Information.

5.2	General Obligations. The Receiving Party shall protect all Confidential Information of the Disclosing Party against unauthorized uses and disclosures, and disclose to Third Parties, using the same degree of care as the Receiving Party uses with respect to its own similar information (which in no event shall be less than a reasonable degree of care).

5.3	Disclosures to Sublicensees. Each Company Licensee shall be permitted to disclose the Pfizer Licensor’s Confidential Information to Sublicensees (subject to Section 2.3) to the extent reasonably necessary for such Company Licensee to exercise any sublicense rights that it has been granted hereunder; provided that such Sublicensees shall be subject to written obligations of confidentiality and restrictions on permitted use at least equivalent in scope to those set forth in this Article 5 and the Company Licensees shall be liable for any failure by any such Sublicensees to comply with the terms hereof.

5.4	Disclosure to Intellectual Property Offices, Regulatory Authorities. A Receiving Party may disclose Confidential Information of the Disclosing Party to, trademark and copyright authorities to obtain or maintain Intellectual Property rights to the extent such Receiving Party is expressly permitted to obtain or maintain such Intellectual Property rights under this Agreement; provided that such disclosure may be made only to the extent reasonably necessary to obtain or maintain such Intellectual Property rights.

5.5	Disclosures Required By Law. In the event that the Receiving Party or any of its Affiliates either determines on the advice of its counsel that it is required to disclose any Confidential Information of the Disclosing Party pursuant to Applicable Law (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the Disclosing Party (or any of its Affiliates) that is subject to the confidentiality obligations hereof, the Receiving Party shall notify the Disclosing Party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the Disclosing Party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Confidential Information) requested by the Disclosing Party. Subject to the foregoing, the Party that received such a request or determined that it is required to disclose Confidential Information of the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent required by such Applicable Law (as so advised by counsel) or requested or required by such Governmental Authority; provided, however, that such Receiving Party provides the Disclosing Party, to the extent legally permissible, upon request with a copy of the Confidential Information so disclosed.

5.6	Terms of the Agreement. The terms of this Agreement are deemed to be Confidential Information of each Party and shall be subject to the confidentiality obligations set forth in this Article 5; provided that each Party shall be permitted to disclose the terms of this Agreement to the extent reasonably necessary in connection with a potential or actual financing or assignment or sale of the business or assets related to this Agreement to the extent permitted hereunder; provided further that such Persons shall be subject to obligations of confidentiality and non-use (whether in writing or by operation of law) with respect thereto and the Receiving Party shall be liable for any failure by any such Persons to comply with the confidentiality provisions hereof.

6. REPRESENTATIONS AND WARRANTIES; COVENANTS

6.1	Representations and Warranties. Except as otherwise set forth on Schedule 6.1, Pfizer (on behalf of itself and the Pfizer Licensors) and the Company (on behalf of itself and the Company Licensees) makes the representations and warranties set forth in this Section 6.1 to the other Party as of the Effective Date.

6.1.1	It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation. It has full corporate power and authority to execute, deliver, and perform under this Agreement.

6.1.2	This Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by Applicable Laws).

6.1.3	All consents, approvals, and authorizations from all Governmental Authorities required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained.

6.2	Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 6, NO PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, ABSENCE OR SCOPE OF ANY ENCUMBRANCES, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. ANY INFORMATION PROVIDED BY PFIZER OR ITS AFFILIATES (INCLUDING THE PFIZER LICENSORS AND THEIR AFFILIATES) IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS, REGULATIONS, OR ANY OTHER APPLICABLE LAW, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

6.3	Compliance with Laws. Each Party shall comply, and shall cause its Affiliates to comply (including, with respect to the Company, the Company Licensees and their Affiliates and, with respect to Pfizer, the Pfizer Licensors and their Affiliates), with all Applicable Laws in performing its obligations or exercising its rights pursuant to this Agreement.

7. INDEMNIFICATION

7.1	Indemnification by the Company. Except as provided in Section 7.3, the Company shall indemnify, defend and hold harmless each of Pfizer, its Affiliates and its and their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Indemnitees”) from and against any and all Losses of the Pfizer Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien): (a) the use of any Licensed Marks or any Licensed Copyrighted Works by any Company Licensee or Sublicensee, (b) the fraud, gross negligence or willful misconduct or omissions of any Company Licensee or Sublicensees, or (c) breach by any Company Licensee of any provision of this Agreement, except to the extent any of the foregoing (a) through (c) was caused by any of the Pfizer Indemnitees’ fraud, gross negligence or willful misconduct or any Action for which Pfizer has an obligation to indemnify the Company Indemnitees pursuant to Section 7.2.

7.2	Indemnification by Pfizer. Except as provided in Section 7.3, Pfizer shall indemnify, defend and hold harmless the Company Indemnitees from and against any and all Losses of the Company Indemnitees relating to, arising out of or resulting from any of the following (without duplication and including any Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien): (a) Pfizer’s or its Affiliates’ use of any Licensed Marks or any Licensed Copyrighted Works, (b) the gross negligence, recklessness or willful misconduct of Pfizer or its Affiliates or (c) breach by Pfizer of any provision of this Agreement, except to the extent and of the foregoing (a) through (c) was caused by any of the Company Indemnitees’ fraud, gross negligence, recklessness or willful misconduct or any Action for which Company has an obligation to indemnify Pfizer Indemnitees pursuant to Section 7.1.

7.3	Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

7.3.1	The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article 7 will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Indemnitee will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

7.3.2	An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other Third Party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or shall obligate any Indemnifying Party or its Affiliates to seek to collect or recover any Insurance Proceeds.

7.3.3	Any Indemnity Payment made by the Company shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Pfizer Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed. Any Indemnity Payment made by Pfizer shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Company Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

7.4	Procedures for Indemnification of Third Party Claims.

7.4.1

If an Indemnitee shall receive notice or otherwise learn of the assertion by a Third Party (including any Governmental Authority) of any claim or of the commencement by any such Third Party of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Sections 7.1 or 7.2, or any other Section of this Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within forty-five (45) days) after becoming aware of such Third Party Claim.

Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 7.4 shall not relieve the related Indemnifying Party of its obligations under this Article 7, except to the extent, and only to the extent, that such Indemnifying Party is materially prejudiced by such failure to give notice.

7.4.2	An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim; provided that the Indemnifying Party shall not be entitled to defend and shall pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation. Within forty-five (45) days after the receipt of notice from an Indemnitee in accordance with Section 7.4.1 (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (a) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (b) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

7.4.3	If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.4.2, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. Any legal fees and expenses incurred by the Indemnitee in connection with defending such claim shall be paid by the Indemnifying Party at the then applicable regular rates charged by counsel, without regard to any flat fee or special fee arrangement otherwise in effect between such counsel and the Indemnitee.

7.4.4

Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in Section 7.4.2 above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

7.4.5	In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is (a) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (b) to ascribe any fault on any Indemnitee in connection with such defense.

7.4.6	Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third Party Claim.

7.5	Additional Matters.

7.5.1	Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement.

7.5.2	In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

7.5.3

In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise hold the Indemnifying Party as party thereto, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third Party Claim.

7.6	Remedies Cumulative. The remedies provided in this Article 7 shall be cumulative and, subject to the provisions of Article 5, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

7.7	Survival of Indemnities. The indemnity contained in this Article 7 shall remain operative and in full force and effect, regardless of (a) any investigation made by or on behalf of any Indemnitee; and (b) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder. The rights and obligations of each Party and their respective Indemnitees under this Article 7 shall survive the termination of any license granted hereunder.

7.8	Intellectual Property. Notwithstanding the foregoing Sections 7.1 through 7.7, in the event and to the extent that any Third Party Claim relates to or may affect or otherwise impair either Party’s or a Third Party’s ownership of or rights in or the validity or enforceability of or rights to use Intellectual Property hereunder, the prosecution and defense of such aspects of such Third Party Claim shall be governed by Article 4 and Article 9 to the extent that such Article addresses such prosecution or defense.

8. LIMITATIONS ON LIABILITY

8.1	Consequential Damages Waiver. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY (OR WITH RESPECT TO PFIZER, ANY PFIZER LICENSORS AND WITH RESPECT TO THE COMPANY, ANY COMPANY LICENSEES) BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER, PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNITEE IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT THE OTHER PARTY OR AN AFFILIATE OF THE OTHER PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS ARTICLE 8.

9. PROSECUTION, MAINTENANCE AND ENFORCEMENT

9.1	Prosecution and Maintenance.

9.1.1	General. As between the Parties, the Pfizer Licensors shall have the sole right and authority (but not the obligation) to prepare, file, prosecute, and maintain (such activities, the “Prosecution Activities”) registrations for the Licensed Marks and the Licensed Copyrighted Works in any country or regulatory jurisdiction in the Territory.

9.1.2	Costs and Expenses. At the applicable Pfizer Licensor’s request, the applicable Company Licensee shall be responsible for all costs and expenses incurred by or on behalf of any of the Pfizer Licensors or their Affiliates in connection with the Prosecution Activities for the Licensed Marks and the Licensed Copyrighted Works in the Territory.

9.1.3	Cooperation in Prosecution Activities. Upon a Pfizer Licensor’s request, the applicable Company Licensee shall provide such Pfizer Licensor with reasonable assistance and cooperation with respect to the Prosecution Activities, including providing any necessary powers of attorney, filings and any other assignment documents or instruments for such prosecution.

9.2	Enforcement.

9.2.1	Notice. Each Company Licensee shall promptly notify the applicable Pfizer Licensor in writing upon learning of (a) any conflicting uses of, or any applications of or registrations for, any Licensed Mark or any Trademark that is confusingly similar thereto, or Licensed Copyrighted Works or (b) any acts of infringement, unfair competition, unauthorized use or dilution involving any Licensed Mark or Licensed Copyrighted Work (each of (a) and (b), a “Third Party Infringement”).

9.2.2	Pfizer Enforcement Rights. As between the Parties, the applicable Pfizer Licensor will have the first right and authority (but not the obligation) to control enforcement of the applicable Licensed Mark or Licensed Copyrighted Work against any Third Party Infringement in the Company Field, including the right to initiate any opposition, cancellation or infringement proceedings to enforce such Licensed Mark or Licensed Copyrighted Work (as applicable). Prior to commencing any suit or other Action in connection therewith, such Pfizer Licensor shall consult with the applicable Company Licensee (unless the delay associated with doing so would result in the loss of rights) and consider such Company Licensee’s recommendations regarding such Action.

9.2.3

Licensee Right of Enforcement of the Licensed Marks. If the applicable Pfizer Licensor fails to bring a suit or other action in response to, or respond to a suit or other action in connection with, a Third Party Infringement with respect to a Licensed Mark within the earlier of (a) ninety (90) days of the notice described in Section 9.2.1 or (b) thirty (30) days before the expiration date for bringing such suit, opposition, or other action or responding thereto, the applicable Company

Licensee shall have the right, in its sole discretion, and authority (but not the obligation) to control enforcement of the applicable Licensed Mark at its sole expense if the applicable Third Party Infringement is in or directly affects the Company Field. Prior to commencing any Action in connection therewith, such Company Licensee shall consult with such Pfizer Licensor and consider such Pfizer Licensor’s recommendations regarding such Action. Notwithstanding anything to the contrary in this Section 9.2.3, the Company Licensees shall not have the rights to enforce (x) the Licensed Copyrighted Works in any instance or (y) the Licensed Marks in connection with a Third Party Infringement upon written notice from any of the Pfizer Licensors if, exercising good faith, such Pfizer Licensor or any of its Affiliates concludes in its sole discretion that such Licensed Marks should not be enforced against such Third Party Infringement.

9.2.4	Settlement. The Pfizer Licensor or Company Licensee controlling enforcement of a Third Party Infringement Action (the “Controlling Party”) involving a Licensed Mark may not settle, or stipulate to any facts, or make any admission with respect to, such Third Party Infringement Action without the other Party’s prior written consent; provided that, if a Pfizer Licensor is the Controlling Party, such Pfizer Licensor shall not be required to obtain any Company Licensee’s consent to the extent that the settlement does not impose liability on any Company Licensee.

9.2.5	Assistance. At the request of the Controlling Party, the other Party (the “Non-Controlling Party”) shall provide reasonable assistance to the Controlling Party with respect to its enforcement of the Licensed Marks and the Licensed Copyrighted Work against any Third Party Infringement, including by joining any related Action and executing all papers and performing such other acts as may be reasonably required to permit the Controlling Party to commence or prosecute such Action. The Controlling Party shall reimburse the Non-Controlling Party’s reasonable out-of-pocket costs and expenses actually incurred in connection therewith, if so requested. The Non-Controlling Party shall have the right to be represented in any such Action in which it is a party by independent counsel (which shall act in an advisory capacity only, except for matters solely directed to such Pfizer Licensor or Company Licensee) of its own choice and at its own expense.

9.2.6	Recoveries.

(a)	Licensed Marks. Any recoveries resulting from an Action relating to a claim of Third Party Infringement shall first be applied against payment of each Party’s and its Affiliates’ reasonable out-of-pocket costs and expenses actually incurred in connection therewith, with any remaining amounts distributed to (a) the Company or its designated Affiliate to the extent that such recovery concerned a Third Party Infringement with respect to the Company Field and (b) Pfizer or its designated Affiliate to the extent that such recovery concerned a Third Party Infringement with respect to outside the Company Field.

(b)	Licensed Copyrighted Work. Any recoveries resulting from an action relating to a claim of Third Party Infringement of a Licensed Copyrighted Work shall first be applied against payment of each Party’s reasonable out-of-pocket costs and expenses incurred in connection therewith, with any remaining amounts retained by the Pfizer or its designated Affiliates.

9.3	Liability. Neither Party, nor its Affiliates (including, with respect to Pfizer, the Pfizer Licensors and, with respect to the Company, the Company Licensees, nor its or their employees, agents, or representatives, shall be liable to the other Party or any of its Affiliates in respect of any good faith act, omission, default, or neglect of such Party, any of its Affiliates, or its or their employees, agents, or representatives in connection with the Prosecution Activities or Actions with respect to Third Party Infringements that it performs hereunder and that has not resulted from its or its Affiliates’ or its or their directors’, employees’, officers’, shareholders’, agents’, successors’, and assigns’ bad faith and each Party, on behalf of itself, its Affiliates, and its and their respective directors, employees, officers, shareholders, agents, successors, and assigns, hereby waives any and all Actions that they may have against the other Party, any of its Affiliates or its or their employees, agents, or representatives that may arise or result from such other Party’s or its Affiliates’, performance of the Prosecution Activities and Actions with respect to Third Party Infringements.

10. TERM; TERMINATION

10.1	Term. Unless earlier terminated in accordance with the terms hereof, this Agreement shall expire on a Licensed Mark-by-Licensed Mark basis and Licensed Copyrighted Work-by-Licensed Copyrighted Work basis upon the applicable Pfizer Licensor’s receipt of written notice from the applicable Company Licensee specifying that such Company Licensee and its Sublicensees (as applicable) have ceased bona fide commercial use of such Licensed Mark (which notice such Company Licensee shall send promptly following such cessation).

10.2	Termination. This Agreement shall immediately terminate with respect to a Licensed Mark or Licensed Copyrighted Work, if the applicable Company Licensee ceases to be an Affiliate of the Company.

10.3	Effect of Expiration and Termination.

10.3.1	Licenses and Sublicenses. Upon expiration or termination of this Agreement, in part or in whole, in accordance with Section 10.2, all licenses and other rights granted by the Pfizer Licensors to the Company Licensees and sublicenses and other rights granted by the Company Licensees to Sublicensees pursuant to Section 2.2 with respect to the applicable Licensed Marks and Licensed Copyrighted Works shall terminate except as otherwise set forth in Section 10.3.3(b).

10.3.2	Payment. Within thirty (30) days of expiration or termination of this Agreement, in part or in whole (or such later date with respect to those costs that are incurred but cannot be reported as of such date), the Company shall pay Pfizer all amounts due to Pfizer hereunder as of the effective date of such expiration or termination.

10.3.3	Destruction.

(a)	Except as set forth in Section 10.3.3(b), upon the expiration or termination of this Agreement, in part or in whole, the applicable Company Licensees shall, and shall cause their Sublicensees to, subject to Applicable Law, promptly: (i) cease any and all use of the applicable Licensed Marks and Licensed Copyrighted Works, (ii) destroy and give notice to all agents and employees to destroy all Materials bearing the applicable Licensed Marks and the Licensed Copyrighted Works, (iii) cease indicating that the applicable Company Licensees and their Sublicensees are licensees of the applicable Pfizer Licensors with respect to the applicable Licensed Marks, and the Licensed Copyrighted Works, and (iv) refrain from using or displaying any Materials or performing any other act that would cause anyone to infer or believe that such Company Licensees or their Sublicensees are the owner of, or a licensee of such Pfizer Licensors with respect to, the applicable Licensed Marks or Licensed Copyrighted Works. Each such Company Licensee shall promptly provide the applicable Pfizer Licensors with a written statement verifying that all Materials bearing the applicable Licensed Marks and the Licensed Copyrighted Works have been destroyed or exhausted and shall send such Pfizer Licensors representative samples of Materials that do not include such Licensed Marks.

(b)	Notwithstanding anything to the contrary in Section 10.3.3(a), in the event of a termination in accordance with Section 10.2 or an assignment by the Company in accordance with Section 11.1, the applicable Company Licensees and their Sublicensees shall, as soon as practicable, but in no event later than one hundred twenty (120) days following the date of such termination or assignment (as applicable), comply with Section 10.3.3(a). Any use by the Company Licensee or its Sublicensees of any of the Licensed Marks as permitted in this Section is subject to their use of the Licensed Marks in the same form and manner, and with standards of quality, of that in effect for the Licensed Marks as of the date of such termination or assignment (as applicable) and without limitation to any other remedies, Pfizer shall have the right to terminate such rights, effective immediately if the applicable Company Licensees or their Sublicensees fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of Pfizer or any of its Affiliates in relation to the use of the Licensed Marks.

10.3.4

Recordation of this Agreement. Upon expiration or termination of this Agreement, in part or in whole, the applicable Pfizer Licensors and Company Licensees shall, and shall cause their applicable Affiliates to, cooperate to effect cancellation or termination of any recordation of this Agreement with the applicable Governmental Authorities with respect to the applicable Licensed Marks and Licensed Copyrighted Works and each Pfizer Licensor and Company Licensee (on behalf of itself and its applicable Affiliates) hereby grants to the applicable the Company Licensee and Pfizer Licensor, respectively, an irrevocable power of attorney coupled with an interest to effect such cancellation within twenty (20) days after such expiration or termination (as applicable).

10.3.5	Other Rights and Remedies. Expiration and termination of this Agreement, in part or in its entirety, shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration and termination (as applicable).

10.4

Survival. Without limiting any other provisions in this Article 10, the following Sections and Articles (along with the provisions herein that expressly specify survival terms or that would, by their nature, survive termination) shall survive expiration or termination of this Agreement for any reason (collectively, the “Surviving Provisions”): 2.5, 2.6, 4.1, 4.2, 5 (until the tenth (10th) anniversary of the Effective Date), 6.2, 7, 8, 9.3, 10.3 and 11.

11. MISCELLANEOUS

11.1	Assignability. The Company may not assign (including in a bankruptcy or similar proceeding) or assume in a bankruptcy or similar proceeding this Agreement or any rights, benefits, or obligations under or relating to this Agreement, in each case whether by operation of law or otherwise, without Pfizer’s prior written consent (which shall not be unreasonably withheld); provided that the Company may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates, or to a successor to all or substantially all of its business and assets to which this Agreement (or part thereof that is assigned) relates, without Pfizer’s consent. For clarity, Pfizer shall have the right to assign (including in a bankruptcy or similar proceeding) or assume in a bankruptcy or similar proceeding this Agreement or any rights, benefits, or obligations under or relating to this Agreement, in each case whether by operation of law or otherwise, without the Company’s prior written consent. In the event of a permitted assignment hereunder, this Agreement will be binding upon the Parties and their respective permitted successors and permitted assigns. Any attempted assignment that contravenes the terms of this Agreement shall be void ab initio and of no force or effect.

11.2	Governing Law; Dispute Resolution. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any law other than the laws of the State of New York, and, to the extent applicable to Intellectual Property, the applicable federal laws of the United States of America (without regard to conflict of laws principles). The procedures for discussion, negotiation and mediation set forth in Article VIII of the Global Separation Agreement shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement.

11.3	Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

11.4	Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

11.5	Advisors. It is acknowledged and agreed by each of the Parties that Pfizer, on behalf of itself and the other members of the Pfizer Group, has retained each of the Persons identified on Schedule 11.11 to the Global Separation Agreement to act as counsel in connection with this Agreement, the Global Separation Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 11.11 to the Global Separation Agreement have not acted as counsel for the Company or any other member of the Company Group in connection with this Agreement, the Global Separation Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby and that none of the Company or any member of the Company Group has the status of a client of the Persons listed on Schedule 11.11 to the Global Separation Agreement for conflict of interest or any other purposes as a result thereof. The Company hereby agrees, on behalf of itself and each other member of the Company Group that, in the event that a dispute arises after the Effective Date in connection with this Agreement, the Global Separation Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby between Pfizer and the Company or any of the members of their respective Groups, each of the Persons listed on Schedule 11.11 to the Global Separation Agreement may represent any or all of the members of the Pfizer Group in such dispute even though the interests of the Pfizer Group may be directly adverse to those of the Company Group. The Company further agrees, on behalf of itself and each other member of the Company Group that, with respect to this Agreement, the Global Separation Agreement, the other Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Pfizer or the applicable member of the Pfizer Group and may be controlled by Pfizer or such member of the Pfizer Group and shall not pass to or be claimed by the Company or any member of the Company Group. Furthermore, the Company acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom, LLP is representing Pfizer, and not the Company, in connection with the Transactions.

11.6	Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to a Pfizer Licensor, to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: General Counsel

with a copy to:

If to a Company Licensee, to:

with a copy to:

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

11.7	Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

11.8	Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented, or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

11.9	Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

11.10	Further Assurances. The Company and Pfizer hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge, and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to implement this Agreement and carry out the intent and purposes of this Agreement.

11.11	Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Pfizer Indemnitee or Company Indemnitee in their respective capacities as such and the express rights of the Pfizer Licensors and Company Licensees set forth herein, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties) except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the Parties) with any remedy, claim, liability, reimbursement, claim of action, or other right in excess of those existing without reference to this Agreement.

11.12	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Pfizer and the Company, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

11.13	No Construction Against Drafter. The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties. Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

11.14	Headings. The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.15	Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified.

11.16	Counterparts; Entire Agreement; Conflicting Agreements.

11.16.1	This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

11.16.2	This Agreement, the Global Separation Agreement, the Ancillary Agreements, the exhibits, the schedules, and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

11.16.3	If, a Pfizer Licensor and the applicable Company Licensee are parties to a Local Separation Agreement entered into prior to the Effective Date, any license of Licensed Marks or Licensed Copyrighted Works pursuant to this Agreement shall be treated as occurring pursuant to such Local Separation Agreement on the effective date of such Local Separation Agreement.

11.16.4	Each Party hereby acknowledges on behalf of its Affiliates that this Agreement supersedes any agreement entered into by the Parties prior to the Effective Date with respect to licensing of the Licensed Marks or the Licensed Copyrighted Works to the Company or any other member of the Company Group.

11.16.5	In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Global Separation Agreement or any other Ancillary Agreement, this Agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers.

PFIZER INC.	ZOETIS INC.

By:	By:
Title:	Title:
Date:	Date:

SIGNATURE PAGE